GRUBB & ELLIS. Healthcare REIT II

Third Quarter 2010 Investor Update





Portfolio Update*

- Completed 10 acquisitions totaling 19 buildings valued at approximately $138 million, based on purchase price
- Achieved an occupancy rate of 98 percent
- Diversified portfolio consisting of 47 percent medical office buildings, 20.5 percent hospitals and 32.5 percent skilled nursing facilities
- Expanded portfolio includes assets in nine states
- Raised $104,006,000 in equity and sold 10,427,527 shares of common stock since inception

Acquisitions*



Virginia Skilled Nursing Facility Portfolio
Seven locations throughout Virginia
The seven skilled nursing facilities total approximately 232,000 square feet. The portfolio is 100 percent leased.



Joplin Long-Term Acute Care Hospital
Joplin, Missouri
A single-story, single-tenant medical office building totaling approximately 27,000 square feet. The building is 100 percent leased.



Cape Girardeau Long-Term Acute Care Hospital
Cape Girardeau, Missouri
A single-story, single-tenant medical office building totaling approximately 26,000 square feet. The building is 100 percent leased.



Pocatello East Medical Office Building
Pocatello, Idaho
A four-story, multi-tenant medical office building consisting of approximately 76,000 square feet. The building is 100 percent leased.

Letter from the President:

The third quarter of 2010 marks our second full quarter of active investment and operations within the healthcare real estate industry as we closed four separate transactions valued at approximately $78 million, based on purchase price. We continue to focus on stabilized, income-producing clinical healthcare real estate assets that provide accretive results to our dividend payout ratio. This strategy has led us to a significant increase in our net operating income, which has increased from approximately $44,000 for the quarter ended March 31, 2010 to approximately $752,000 for the quarter ended June 30, 2010 to approximately $1,973,000 for the quarter ended September 30, 2010. See "Net Operating Income" on the next page for further discussion.

Our third quarter acquisitions included a medical office building, two long term acute care hospitals and a group of seven skilled nursing facilities. As of September 30, 2010, our portfolio contained a diversified mix of clinical medical buildings with approximately 47 percent medical office buildings, 20 percent hospitals and 33 percent skilled nursing facilities. Total assets owned more than doubled during the quarter, rising from $60 million to more than $138 million, based on purchase price.

We remain bullish on the prospects for healthcare real estate assets as we continue to see expansion of demand and job growth within the sector. Healthcare remains the largest and fastest growing segment of the US economy and is projected to grow at an accelerated rate driven mainly by the aging of our population. The management team at Grubb & Ellis Healthcare REIT II is committed to continue making accretive acquisitions for our REIT and to manage the buildings in a prudent fashion in order to maximize returns for our stockholders. We thank you for your support and look forward to working together to continue building our real estate investment trust.



Danny Prosky
President and Chief Operating Officer
Grubb & Ellis Healthcare REIT II

*As of September 30, 2010

Portfolio Highlights

Virginia Skilled Nursing Facilities



The Virginia Skilled Nursing Facility Portfolio is comprised of seven skilled nursing facilities located throughout Virginia. Totaling approximately 232,000 square feet, the portfolio offers an aggregate of 563 beds. Six of the buildings are dedicated skilled nursing facilities, while the seventh building devotes two-thirds of its beds to skilled nursing patients and the remaining beds to assisted living.

Laurel Health Care Company and Kissito Healthcare operate the facilities, which were constructed between 1989 and 2004, and are under long-term absolute net leases.

Acquisition Summary

By State


TX 4.6%
MN 4.7%
LA 5.0%
CO 6.1%
OK 8.0%
ID 11.4%
MO 12.5%
OH 15.2%
VA 32.5%

By Building Type


Skilled Nursing Facilities 32.5%
Medical Office Building 47.0%
Hospital 20.5%

Growth of Net Operating Income


$2,000,000
$1,500,000
$1,000,000
$500,000
$0
$44,000
$752,000
$1,973,000
Q1 2010
Q2 2010
Q3 2010

	Q3 2010	Q2 2010	Q1 2010
Net loss	$ (2,930,000)	$ (1,969,000)	$ (803,000)
Add:			
General and administrative	503,000	360,000	185,000
Acquisition related expenses	2,847,000	1,605,000	637,000
Depreciation and amortization	1,157,000	536,000	29,000
Interest expense	397,000	228,000	1,000
Less:			
Interest income	(1,000)	(8,000)	(5,000)
Net operating income	$ 1,973,000	$ 752,000	$ 44,000

Healthcare Sector

Demand for healthcare-related real estate continues to benefit from powerful demographic tailwinds. The Census Bureau projects that the population aged 65 and up will expand by 120 percent between 2010 and 2050 compared with a gain of 42 percent for the overall population. During 2008, the most recent data available from the Centers for Disease Control and Prevention, this age cohort averages 6.9 outpatient physician visits per year compared with 3.7 visits for persons aged 45 to 64 and 2.3 visits for persons less than 45. Moreover, the number of visits for the 65-plus age cohort has been growing, up from 6.1 in 1998. Most likely this is due to the increasing number of treatment protocols available for various diseases and conditions, extending life spans and in the process requiring more frequent physician visits in order to monitor conditions that used to be fatal. The trend toward more and better treatment protocols is expected to grow in the years ahead thanks to advances in the field of biotechnology.

The MoneyTree Report from PricewaterhouseCoopers indicates that venture capital spending in the biotech industry in 2010 through the third quarter increased by 25 percent from the same period in 2009 and accounted for 19 percent of all venture capital spending during that period. Medical devices and equipment accounted for an additional 11 percent of total spending.



Bob Bach
Senior Vice President, Chief Economist
Grubb & Ellis Company

Net Operating Income (NOI)

For the three months ended September 30, 2010 and June 30, 2010, the company generated NOI of $1,973,000 and $752,000, respectively. Net operating income is a non-GAAP financial measure that is defined as net income (loss), computed in accordance with GAAP, generated from properties before general and administrative expenses, acquisition related expenses, depreciation and amortization, interest expense and interest income. We believe that net operating income is useful for investors as it provides an accurate measure of the operating performance of our operating assets because net operating income excludes certain items that are not associated with the management of the properties. Additionally, we believe that net operating income is a widely accepted measure of comparative operating performance in the real estate community. However, our use of the term net operating income may not be comparable to that of other real estate companies as they may have different methodologies for computing this amount.